Exhibit A

This exchange offer is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

PHOENIX NEW MEDIA LIMITED

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR NEW OPTIONS

This Offer to Exchange Certain Outstanding Options for New Options (the “Exchange Offer”) will expire at 5:00 p.m., Beijing time, on November 1, 2016, unless extended (the “Expiration Date”).

Phoenix New Media Limited (“Phoenix New Media,” “we,” “our” or “us”) is offering our eligible directors, employees and consultants the opportunity to exchange outstanding options to purchase our Class A ordinary shares, par value US$0.01 per share (“Shares”) granted under our share option scheme adopted in 2008 (“2008 Plan”) prior to October 21, 2016 that have an exercise price per Share greater than US$0.4823 (“Eligible Options”).

•                  Each Eligible Option will be exchanged, on a one-for-one basis, for the grant of a new option to purchase the same number of our Shares under the 2008 Plan (“New Options”).

•                  Each New Option will be issued under the 2008 Plan and will have an exercise price of US$0.4823, which was determined by our Board of Directors based on the average daily closing prices of our American depositary shares, each representing eight Shares (“ADSs”), as quoted on the New York Stock Exchange for the 120 trading days preceding September 19, 2016.

•                  Each New Option will have a term that is equal to the remaining term of the Eligible Option.

•                  Each New Option will also have a new vesting schedule determined on a grant-by-grant basis and will be based on the vesting schedule of the Eligible Options that the New Options replace. The new vesting schedule will be determined by adding 12 months to each vesting date under the Eligible Option’s current vesting schedule (both as to vesting dates that have already occurred and to future vesting dates). In addition, New Options will vest no sooner than six months after the Expiration Date. Vesting is conditioned on your continued employment with or service for us through each applicable vesting date.

We have issued options under the 2008 Plan as a means of promoting the long-term success of our business because we believe that sharing ownership with our directors, employees and consultants aligns their interest with Phoenix New Media’s interests and the interests of our shareholders and encourages our directors, employees and consultants to devote the best of their abilities to Phoenix New Media. However, our Board of Directors has observed that many of our directors, employees and consultants have outstanding options with exercise prices that are higher than the per Share price of our Shares based on the recent market price of our ADSs. These options are commonly referred to as being “underwater.” As a result, these options have little value as either an incentive or retention tool. This

Exchange Offer is intended to address this situation by providing our directors, employees and consultants with an opportunity to exchange Eligible Options for New Options. By making this Exchange Offer, we intend to provide our directors, employees and consultants with the opportunity to hold options that over time may have a greater potential to increase in value, thereby creating better incentives for directors, employees and consultants to remain at Phoenix New Media and contribute to achieving our business objectives.

If you participate in this Exchange Offer, you will receive New Options under the 2008 Plan for the Eligible Options you surrender for cancellation and exchange pursuant to this Exchange Offer. You must accept or reject the Exchange Offer as to all of your Eligible Options and you may not elect to tender or exchange only a portion of your Eligible Options. Subject to our rights to extend, amend, withdraw and terminate this Exchange Offer, we expect to accept and cancel all properly tendered Eligible Options promptly following the Expiration Date. We will send each optionholder that is eligible to participate in the Exchange Offer (the “Eligible Optionholder”) and has tendered his or her Eligible Options a grant letter indicating the Eligible Options that we have accepted for exchange, the date of acceptance (the “Acceptance Date”), and the number of Shares underlying as well as the other terms of such New Options that will be issued to each tendering Eligible Optionholder.

This Exchange Offer is not conditioned on a minimum number of Eligible Options being submitted for exchange or a minimum number of Eligible Optionholders participating. If you choose not to participate in this Exchange Offer, you will continue to hold your Eligible Options on the same terms and conditions and pursuant to the offer or grant letters under which they were originally granted.

Our ADSs are traded on the New York Stock Exchange under the symbol “FENG.” On October 20, 2016, the closing price of our ADSs on the New York Stock Exchange was US$3.65 per ADS, which was equivalent to US$0.45625 per Share. The current market price of our ADSs, however, is not necessarily indicative of future ADS prices, and we cannot predict what the closing price of our ADSs will be on the Acceptance Date.

See “Risk Factors” for a discussion of risks that you should consider before participating in this Exchange Offer.

You should have received the following documents along with this document:

•                  an election form and release agreement (the “Election Form”),

•                  a copy of our 2008 Plan, and

•                  an individual option statement we have prepared for you (the “Individual Option Statement”).

If you have not received any of these documents or need another copy, please contact Ms. Xiong Na, Compensation and Benefit Senior Manager, at +86 10 60675881 or xiongna@ifeng.com.

For your reference only, we have prepared Chinese translations of this Exchange Offer and the above documents. In the event of any conflict or discrepancy between the English versions of these documents and their Chinese translations, the English versions shall prevail.

IMPORTANT

If you want to participate in this Exchange Offer, you must complete and sign the Election Form that we have provided to you and deliver the properly executed Election Form to us according to the instructions contained therein before 5:00 p.m., Beijing time, on November 1, 2016, and you must pay a nominal consideration of HK$1.00 (or equivalent amount in other currencies) to us in accordance with our 2008 Plan.  If you choose to not participate in this Exchange Offer, you do not need to do anything, and your Eligible Options will continue to remain subject to their existing terms and conditions.

To inform yourself about this Exchange Offer, you should:

•                  read this entire document, your Election Form, your Individual Option Statement, the offer or grant letters relating to your Eligible Options, and our 2008 Plan as these documents contain important information;

•                  review our latest annual and current reports and other filings with the U.S. Securities and Exchange Commission (“SEC”); see “This Exchange Offer - Additional Information” on where you can obtain copies of these documents; and

•                  call or send an email to Ms. Xiong Na, Compensation and Benefit Senior Manager, at +86 10 60675881 or xiongna@ifeng.com if you have questions or need another copy of this document or any of the other documents listed above.

Although our Compensation Committee and Board of Directors have approved the Exchange Offer, consummation of the Exchange Offer is subject to, and conditioned on, the conditions described in the section entitled “This Exchange Offer — Conditions of This Exchange Offer.” Neither Phoenix New Media nor our Compensation Committee or Board of Directors makes any recommendation as to whether you should exchange, or refrain from exchanging, your Eligible Options in the Exchange Offer. You must make your own decision whether to exchange your Eligible Options. You should consult your personal outside advisor(s) if you have questions about your financial or tax situation as it relates to this Exchange Offer.

THIS EXCHANGE OFFER DOCUMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION, OR SEC, OR ANY STATE OR FOREIGN SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE OR FOREIGN SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS EXCHANGE OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD EXCHANGE YOUR ELIGIBLE OPTIONS PURSUANT TO THIS EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT

RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

SUMMARY TERM SHEET

Questions and Answers

Phoenix New Media is offering to exchange Eligible Options held by an Eligible Optionholder for New Options to be granted under the 2008 Plan. The following are answers to some questions you may have about this Exchange Offer. We encourage you to carefully read this section and the remainder of this document. Where appropriate, we have included references to the relevant sections of this document where you can find a more complete description of the topics in this summary.

Question 1:                                Why are we allowing Eligible Optionholders to exchange their options?

Answer:                            As part of recognizing the contributions of our directors, employees and consultants and aligning their interests with our future success, we grant our directors, employees and consultants options as part of their compensation. However, many of our directors, employees and consultants have options that are “underwater,” which means that the options have an exercise price that is higher than the price of our Share as calculated based on the recent market price of our ADSs.

By participating in this Exchange Offer, Eligible Optionholders have the opportunity to hold options that have a lower exercise price and, therefore, greater value and appreciation potential. Phoenix New Media believes this will create better incentives for our directors, employees and consultants to remain at Phoenix New Media and contribute to achieving our business objectives.

Question 2:                                Who can participate in the Exchange Offer?

Answer:                            You are eligible to participate in the Exchange Offer (and therefore an Eligible Optionholder) if you meet ALL three of the following criteria:

•                  You are a director, employee or consultant of Phoenix New Media or any of its subsidiaries or consolidated affiliated entities on the date this Exchange Offer starts;

•                  You hold one or more Eligible Options; and

•                  You continue to be a director, employee or consultant of Phoenix New Media or any of its subsidiaries or consolidated affiliated entities as of the end of the Exchange Offer (expected to be at 5:00 p.m. Beijing Time on November 1, 2016).

Question 3:                                What options are we offering to exchange in the Exchange Offer?

Answer:                            An Eligible Option is any outstanding option granted under our 2008 Plan prior to October 21, 2016, whether vested or unvested, with an exercise price per Share greater than US$0.4823. Please note that the dates referred to in this document may change. We encourage you to read this document in its entirety. Outstanding options with exercise prices per Share lower than US$0.4823 will not be eligible to participate in this Exchange Offer.

Question 4:                                How do I find out how many Eligible Options I have, what their exercise prices are and other information about the Eligible Options?

Answer:                            Your Individual Option Statement that we provided to you along with this document sets forth a list of your Eligible Options, the number of Shares underlying each Eligible Option and their grant dates, expiration dates, exercise prices and vesting schedules.

Question 5:                                How many New Options will I get if I choose to participate and how many shares will they be exercisable for?

Answer:                            The exchange ratio in this Exchange Offer is one-for-one. For example, if you elect to exchange an Eligible Option to purchase 200 Shares, you will receive a New Option to purchase 200 Shares. The New Option would be subject to a new vesting schedule described below.

Question 6:                                What are the differences between New Options and previously granted Eligible Options?

Answer:                            Each New Option will differ from your Eligible Options in the following ways:

First, the exercise price for each New Option will be US$0.4823 per Share.

Second, each New Option will have a new vesting schedule that adds 12 months to each original vesting date. This applies to vesting dates that have already occurred and to future vesting dates. In addition, all New Options, including New Options granted in exchange for Eligible Options that were fully or partially vested before the exchange, will be unvested upon issuance and will vest no sooner than six months after the Expiration Date. Assuming the Expiration Date is November 1, 2016, the New Options will vest no sooner than May 1, 2017. For example:

•                  If a portion of your Eligible Option were to vest on April 1, 2017 (and you continue to hold them), then, as a result of the Exchange Offer, that portion of the New Option would vest on April 1, 2018.

•                  If a portion of your Eligible Option vested on October 1, 2016 (and you continue to hold them), then, as a result of the Exchange Offer, that portion of the New Option would vest on October 1, 2017.

•                  If a portion of your Eligible Option vested on April 1, 2016 (and you continue to hold them), then, as a result of the Exchange Offer, that portion of the New Option would vest on May 1, 2017 (because of the six month vesting period described above).

•                  If a portion of your Eligible Option vested on April 1, 2015 (and you continue to hold them), then, as a result of the Exchange Offer, that portion of the New Option would vest on May 1, 2017 (because of the six month vesting period described above).

Unlike other options granted by Phoenix New Media, which generally expire ten years after the grant date, each New Option will instead expire on the same date your current Eligible Option was originally scheduled to expire. In effect, the date of expiration of the New Option does not change when compared to the date of expiration of the original Eligible Option.

For more information, see “This Exchange Offer — Exchange Offer” and “This Exchange Offer — 2008 Plan.”

Question 7:                                Why are you extending the vesting period of exchanged options?

Answer:                            We have designed this Exchange Offer to create value for our directors, employees and consultants and provide Phoenix New Media with a retention tool. Consistent with our approach to all new equity grants to our directors, employees and consultants, we are attaching additional vesting terms to the grant of the New Options, which will allow these New Options to also serve their original purpose as a retention tool.

Question 8:                                How will this Exchange Offer work?

Answer:                            At any time before the Exchange Offer expires, Eligible Optionholders may tender all of their Eligible Options on a one-for-one basis for New Options.

If you choose to participate in the Exchange Offer, you must submit your election to participate on or before 5:00 p.m. Beijing Time on November 1, 2016. To make this election, you will need to agree to all of the terms and conditions of the offer as set forth in the offer documents. See “This Exchange Offer — Procedures for Tendering Eligible Options” for more information.

We do not have any plan at this time to offer another option exchange program in the future, and we will strictly enforce the deadline by which you must decide whether to participate in this Exchange Offer. You do not need to return your offer or grant letters relating to any tendered Eligible Options, as they will be automatically canceled if you exchange all your Eligible Options.

Phoenix New Media expects to accept all properly tendered Eligible Options promptly following the Expiration Date, subject to Phoenix New Media’s right to extend, amend, withdraw, or terminate this Exchange Offer.

Question 9:                                When is the period during which directors, employees and consultants can exchange their options?

Answer:                            The Exchange Offer will be open during the period from October 21, 2016 until 5:00 p.m. Beijing Time on November 1, 2016, unless this period is extended by Phoenix New Media. See “This Exchange Offer — Extension of Exchange Offer; Termination; Amendment” for more information.

Question 10:                         Can you extend or shorten the length of this Exchange Offer?

Answer:                            While Phoenix New Media has the discretion to shorten or extend the length of the Exchange Offer, we do not intend to do so. If we shorten or extend this Exchange Offer, we will notify you about the new Expiration Date.

Question 11:                         Can I tender or exchange only a portion of my Eligible Options?

Answer:                            No. You may not elect to tender or exchange only a portion of your Eligible Options. That is, you must accept or reject the Exchange Offer as to all of your Eligible Options.

Question 12:                         Does this Exchange Offer include both vested and unvested options?

Answer:                            Yes, this Exchange Offer includes all outstanding Eligible Options under the 2008 Plan, whether vested or unvested. If you have exercised an option, it is no longer outstanding, and it is not eligible.

Question 13:                         Can I exchange options that I have already exercised?

Answer:                            No. This Exchange Offer applies only to outstanding Eligible Options. An option that has been fully exercised is no longer outstanding.

Question 14:                         How should I decide whether or not to exchange my Eligible Options for New Options?

Answer:                            You should read this entire document, your Election Form, your Individual Option Statement, the offer or grant letters relating to your Eligible Options and our 2008 Plan. We also recommend you review our latest annual and current reports and other filings with the SEC. See “This Exchange Offer - Additional Information” on where you can obtain copies of these documents. You may also call or send an email to Ms. Xiong Na, Compensation and Benefit Senior Manager, at +86 10 60675881 or xiongna@ifeng.com if you have questions.  We are not making any recommendation as to whether you should or should not participate in the Exchange Offer. You should speak to your own outside legal counsel, accountant or financial advisor for further advice. No one from Phoenix New Media is, or will be, authorized to provide you with additional information in this regard. Please also review the “Risk Factors” that appear after this Summary Term Sheet.

Question 15:                         Do I have to participate in this Exchange Offer?

Answer:                            No. Your participation in this Exchange Offer is completely voluntary. If you choose not to participate, you will keep any Eligible Options, you will not receive any New Options under the Exchange Offer, and no changes will be made to the terms of your Eligible Options as a result of this Exchange Offer.

Question 16:                         What happens to my Eligible Options if I elect not to participate in this Exchange Offer or if they are not accepted for exchange in this Exchange Offer?

Answer:                            This Exchange Offer will have no effect on your Eligible Options if you elect not to participate in this Exchange Offer or if your Eligible Options are not accepted for exchange in this Exchange Offer.

Question 17:                         Will this Exchange Offer result in dilution?

Answer:                            Given that this Exchange Offer is a one-for-one exchange, the number of our Shares subject to outstanding options will not change as a result of the Exchange Offer.

Question 18:                         Are you expecting the Exchange Offer to be a one-time event?

Answer:                            We do not currently anticipate offering our directors, employees and consultants another opportunity to exchange “underwater” options for new options in the future.

Question 19:                         What happens to my Eligible Options if my employment with or service for Phoenix New Media ends before the Expiration Date?

Answer:                            If you participate in the Exchange Offer and your employment with or service for Phoenix New Media ends before the Expiration Date (which is expected to be at 5:00 p.m. Beijing Time on November 1, 2016), your participation in the Exchange Offer will be canceled and you will not be able to exchange your Eligible Options.

For example, if you elect to participate in the Exchange Offer on Date within offering period and your employment with or service for Phoenix New Media ends on A later date within offering period, you will no longer be eligible to participate in the Exchange Offer and your Eligible Options will remain subject to their existing terms and conditions. See “This Exchange Offer — Eligible Options; Eligible Optionholders; Expiration Date of This Exchange Offer” for more information.

Question 20:                         What happens to my New Options if my employment with Phoenix New Media ends after the Expiration Date?

Answer:                            If your employment ends after the Expiration Date, any New Options will not continue to vest and any unvested portion will be canceled as of the date of termination. Any vested and unexercised portion of the New Options will generally be exercisable for six months after your termination if it was due to ill-health, injury, disability, death or retirement, or 30 days after your termination if it was due to your voluntary resignation or redundancy, and will cease to be exercisable immediately upon your termination if it was on account of serious misconduct or in accordance with the termination provisions of your employment contract. You should not view this Exchange Offer or Phoenix New Media’s acceptance of your election to voluntarily participate in the Exchange Offer as a promise by Phoenix New Media to continue your employment or service.

Question 21:                         What if I am on an authorized leave of absence during this Exchange Offer?

Answer:                            If you are on an authorized leave of absence, you will still be able to participate in this Exchange Offer. If you exchange your Eligible Options while you are on an authorized leave of absence before the expiration of this Exchange Offer, you will be entitled to receive New Options on the Acceptance Date as long as you still meet the eligibility requirements described above.

Question 22:                         What happens if, after the Expiration Date or Acceptance Date, my New Options end up being “underwater”?

Answer:                            We can provide no assurance as to the possible price of our Shares or ADSs at any time in the future. We do not anticipate offering our directors, employees and consultants another opportunity to exchange “underwater” options for new options in the future.

Question 23:                         If I exchange my Eligible Options for New Options, am I giving up my rights to the Eligible Options?

Answer:                            Yes. When we accept your Eligible Options for exchange, they will be canceled and you will no longer have any rights to them. They will be replaced with the New Options.

Question 24:                         May I change my mind after electing to accept or reject this Exchange Offer?

Answer:                            No. Your election to accept or reject the Exchange Offer will become irrevocable upon the receipt and acceptance of the Election Form by us.  We will rely on the first Election Form that we have received before the Expiration Date of the Exchange Offer.  You cannot change or withdraw your election once you have submitted the Election Form unless we have modified the Exchange Offer in a material manner.

Question 25:                         How will I know whether you have received my election?

Answer:                            We will send you an email to confirm receipt of your election to accept or reject the Exchange Offer shortly after we receive the duly completed, signed and dated Election Form from you. It is your responsibility to ensure that we receive your Election Form before the Expiration Date. If you do not receive a confirmation email within five business days, please email Ms. Xiong Na, Compensation and Benefit Senior Manager, at xiongna@ifeng.com. You should save the confirmation email you receive for your records in a safe place for future reference.

Question 26:                         What will happen if I do not make a valid election to participate in the Exchange Offer by the deadline?

Answer:                            If we do not receive your election to participate in the Exchange Offer by the deadline, then all your Eligible Options will remain outstanding at their original exercise price and subject to their original terms. If you prefer not to exchange your Eligible Options, you do not need to do anything.

Question 27:                         What happens if I do nothing?

Answer:                            If you do not elect to participate in the Exchange Offer by the deadline, then all your Eligible Options will remain outstanding at their original exercise price and subject to their original terms. Nothing will change.

Question 28:                         Will I owe taxes if I exchange my Eligible Options in this Exchange Offer?

Answer:                            You should consult with your tax advisor to determine the personal tax consequences to you of participating in this Exchange Offer. If you are a resident of or subject to the tax laws in more than one country, you should be aware that there may be additional or different tax and social insurance consequences that may apply to you.

Question 29:                         If I participate in this Exchange Offer, when will I receive the New Options?

Answer:                            We will issue new grant letters as soon as administratively practicable following the date that your Eligible Options are accepted for exchange and canceled. We expect the Acceptance Date will be November 2, 2016.  In accordance with our 2008 Plan, the New Options will be deemed to have been granted on October 21, 2016, which is the date of commencement of this Exchange Offer.

Question 30:                         What if I have questions about this Exchange Offer or I need additional copies of this Exchange Offer or any documents referred to in this Exchange Offer?

Answer:                            You should direct questions about this Exchange Offer (including requests for additional copies of any Exchange Offer documents) to Ms. Xiong Na, Compensation and Benefit Senior Manager, at +86 10 60675881 or xiongna@ifeng.com.

RISK FACTORS

Participation in this Exchange Offer involves a number of potential risks and uncertainties, including those described below. These risks and uncertainties and the risk factors set forth under the heading entitled “Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2015, filed with the SEC, highlight the material risks of participating in this Exchange Offer. You should carefully consider these risks and we encourage you to speak with your financial, legal and/or tax advisors as necessary before deciding whether to participate in this Exchange Offer.

In addition, this Exchange Offer and our annual report referred to above include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include all statements other than statements of historical facts and current status contained in this Exchange Offer, including statements regarding our future financial position, our business strategy, and the plans and objectives of management for future operations. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements.

The following discussion should be read in conjunction with our financial statements and notes to the financial statements included in our most recent Forms 20-F and 6-K. We caution you not to place undue reliance on the forward-looking statements contained in this Exchange Offer, which speak only as of the date hereof.

Risks Related to This Exchange Offer

If you elect to participate in this Exchange Offer, each New Option will have a term that is equal to the remaining term of the Eligible Option. Each New Option will also have a new vesting schedule determined on a grant-by-grant basis and will be based on the vesting schedule of the Eligible Options that the New Options replace, subject to your remaining a director, employee or consultant of Phoenix New Media or any of its Eligible Subsidiaries. The new vesting schedule will be determined by adding 12 months to each vesting date under the Eligible Option’s current vesting schedule (both as to vesting dates that have already occurred and to future vesting dates). In addition, all New Options, including New Options granted in exchange for Eligible Options that were fully or partially vested before the exchange, will be unvested upon issuance and will vest no sooner than six months after the Expiration Date. Generally, if you cease to be a director, employee or consultant of Phoenix New Media or any of its Eligible Subsidiaries, your New Option will cease to vest and any unvested portion of your New Option will be canceled as of the date you ceased to be a director, employee or consultant of Phoenix New Media or any of its Eligible Subsidiaries. Accordingly, if you exchange Eligible Options for New Options and you cease to be a director, employee or consultant of Phoenix New Media or any of its Eligible Subsidiaries before the New Options fully vest, you will forfeit any unvested portion of your New Options.

Nothing in this Exchange Offer should be construed to confer on you the right to remain a director, employee or consultant of Phoenix New Media or any of its Eligible Subsidiaries. The terms of your employment or service with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our employ or service until the Acceptance Date or after that date.

We recommend that all Eligible Optionholders who are considering exchanging their Eligible Options meet with their own tax advisors with respect to the tax consequences of participating in this Exchange Offer.

The per Share exercise price of any New Options granted to you in exchange for your tendered Eligible Options will be US$0.4823. We cannot guarantee that, subsequent to the Expiration Date, the price of our Share based on the market price of our ADSs will be greater than the exercise price of the New Options.

THIS EXCHANGE OFFER

Purpose of This Exchange Offer

We are making this Exchange Offer to recognize key contributions by our directors, employees and consultants and to align their interests with our shareholders’ interests. Options have been, and continue to be, an important part of our incentive compensation and retention programs. Options are designed to motivate and reward the efforts of our directors, employees and consultants by providing incentives for them to grow long-term shareholder value, and encourage their long-term service.

We have issued options under the 2008 Plan as a means of promoting the long-term success of our business because we believe that sharing ownership with our directors, employees and consultants aligns their interest with Phoenix New Media’s interests and the interests of our shareholders and encourages our directors, employees and consultants to devote the best of their abilities to Phoenix New Media. However, our Board of Directors has observed that many of our directors, employees and consultants have outstanding options with exercise prices that are higher than the per Share price of our Shares based on the recent market price of our ADSs. These options are commonly referred to as being “underwater.” As a result, these options have little value as either an incentive or retention tool. This Exchange Offer is intended to address this situation by providing our directors, employees and consultants with an opportunity to exchange Eligible Options for New Options. By making this Exchange Offer, we intend to provide our directors, employees and consultants with the opportunity to hold options that over time have a greater potential to increase in value, thereby creating better incentives for directors, employees and consultants to remain at Phoenix New Media and contribute to achieving our business objectives.

This Exchange Offer is to allow our directors, employees and consultants who hold outstanding options granted under our 2008 Plan with exercise price greater than US$0.4823 per Share to be granted new options with new exercise price set at US$0.4823 per Share, instead of allowing all of our directors, employees and consultants with outstanding options granted under our 2008 Plan to be granted new options regardless of their exercise price. The existing options granted under our 2008 Plan have different exercise prices, some of which are substantially lower than US$0.4823 per Share, and therefore extending the Exchange Offer to holders of such options will not be meaningful as the exercise price of the new options will be higher than the exercise price of such existing options.

We believe the Exchange Offer will motivate our directors, employees and consultants to achieve future growth. By realigning the exercise prices of previously granted options more closely with the price of our Share based on the recent market price of our ADSs, we believe that these options will again become important tools to help motivate and retain our existing directors, employees and consultants and continue to align their interests with those of our shareholders. While we hope this Exchange Offer will reduce the current disparity between the price of our Share based on the recent market price of our ADSs and the exercise price of outstanding options, given the volatile and unpredictable nature of the economy and stock market, we cannot guarantee that, subsequent to the Expiration Date or the Acceptance Date, the price of our Share based on the market price of our ADSs will be greater than the exercise price of the New Options.

WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD EXCHANGE YOUR ELIGIBLE OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS DOCUMENT AND CONSULT YOUR OWN FINANCIAL, LEGAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO EXCHANGE YOUR ELIGIBLE OPTIONS.

NOTHING IN THIS DOCUMENT SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN A DIRECTOR, EMPLOYEE OR CONSULTANT OF PHOENIX NEW MEDIA OR ANY OF ITS SUBSIDIARIES OR AFFILIATED CONSOLIDATED ENTITIES. THE TERMS OF YOUR EMPLOYMENT OR SERVICE WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN OUR EMPLOY OR SERVICE UNTIL THE ACCEPTANCE DATE OR AFTER THAT DATE.

IF YOU EXCHANGE ELIGIBLE OPTIONS FOR NEW OPTIONS AND YOU CEASE TO BE A DIRECTOR, EMPLOYEE OR CONSULTANT OF PHOENIX NEW MEDIA OR ANY OF ITS SUBSIDIARIES OR AFFILIATED CONSOLIDATED ENTITIES BEFORE THE NEW OPTIONS ARE FULLY VESTED, YOU WILL FORFEIT ANY UNVESTED PORTION OF YOUR NEW OPTIONS.

Eligible Options; Eligible Optionholders; Expiration Date of This Exchange Offer

We are making an offer to Eligible Optionholders to exchange their Eligible Options that are properly tendered in accordance with “Procedures for Tendering Eligible Options” before the Expiration Date of this Exchange Offer for New Options. The New Options will have an exercise price per Share of US$0.4823, which was determined by our Board of Directors based on the average daily closing prices of our ADSs as quoted on the New York Stock Exchange for the 120 trading days preceding September 19, 2016.

Cancellation Date

The date when Eligible Options are tendered to Phoenix New Media and accepted by us pursuant to this Exchange Offer will be canceled. We expect that the cancellation date will be the same date as the Expiration Date and the Acceptance Date.

Eligible Optionholders

Every director, employee and consultant of Phoenix New Media or any of its Eligible Subsidiaries on the date this Exchange Offer starts who holds one or more Eligible Options and who continues to be a director, employee and consultant of Phoenix New Media or any of its Eligible Subsidiaries as of the Expiration Date.

Eligible Options

Any outstanding option for the purchase of our Shares granted under our 2008 Plan prior to October 21, 2016, whether vested or unvested, with an exercise price per Share greater than US$0.4823.

Eligible Subsidiaries

Every one of our subsidiaries and affiliated consolidated entities which, as of the Acceptance Date, employs individuals who provide services to Phoenix New Media or such subsidiary or affiliated consolidated entity.

Exchange Offer

We refer to this document as the Exchange Offer.

Expiration Date

We expect that the Expiration Date of the Exchange Offer will be November 1, 2016 at 5:00 p.m. Beijing Time. We may extend the Expiration Date at our discretion. If we extend the offer, the term “Expiration Date” will refer to the time and date at which the extended offer expires.

Terms of New Options

New options issued under the 2008 Plan will replace the Eligible Options tendered pursuant to this Exchange Offer. Each grant of a New Option pursuant to this Exchange Offer will be exercisable for the same number of Shares as were subject to the Eligible Option for which such New Option has been exchanged. New Options will be subject to the terms of our 2008 Plan and the grant letter to be issued to you by Phoenix New Media. For more information about the 2008 Plan, see “This Exchange Offer — The 2008 Plan.”

In addition, each New Option will differ from Eligible Options as follows:

•                  The exercise price per Share for each New Option will be US$0.4823, which was determined by our Board of Directors based on the average daily closing prices of our ADSs as quoted on the New York Stock Exchange for the 120 trading days preceding September 19, 2016;

•                  Each New Option will be subject to a new vesting schedule that will be determined on a grant-by-grant basis and will be based on the vesting schedule of the Eligible Options that the New Options replace, subject to the Eligible Optionholder continuing to be a director, employee or consultant of Phoenix New Media or any of its Eligible Subsidiaries through each applicable vesting date. The new vesting schedule will be determined by adding 12 months to each vesting date under the Eligible Option’s current vesting schedule (both as to vesting dates that have already occurred and to future vesting dates). In addition, all New Options, including New Options granted in exchange for Eligible Options that were fully or partially vested before the exchange, will be unvested upon issuance and will vest no earlier than six months after the Expiration Date;

Unlike other options granted by Phoenix New Media, which generally expire after ten years from the date of grant, each New Option will instead expire on the same date your current Eligible Option was originally scheduled to expire. In effect, the date of expiration of the New Options does not change when compared to the date of expiration of the original Eligible Options.

New Option Grant Date

We intend to issue grant letters for the New Options to Eligible Optionholders as soon as administratively practicable after we cancel the Eligible Options that are exchanged pursuant to this Exchange Offer. If the Expiration Date is extended, the Acceptance Date will be similarly extended. As our 2008 Plan requires that all options granted under the 2008 Plan shall be deemed to have been granted from the date on which they were offered to the relevant eligible persons, the New Options shall be deemed to have been granted on October 21, 2016 , which is the date of commencement of this Exchange Offer.

Offering Period

The offering period for this Exchange Offer will start on October 21, 2016 and expire at 5:00 p.m. Beijing Time on the Expiration Date.

Vesting Schedule

The New Options will be subject to a new vesting schedule. The new vesting schedule will be determined by adding 12 months to each vesting date under the Eligible Option’s current vesting schedule (both as to vesting dates that have already occurred and to future vesting dates). In addition, New Options will vest no sooner than six months after the Expiration Date. For example, assuming the Expiration Date is November 1, 2016, the New Options will vest no sooner than May 1, 2017. For example:

•                  If a portion of your Eligible Option were to vest on April 1, 2017 (and you continue to hold them), then, as a result of the Exchange Offer, that portion of the New Option would vest on April 1, 2018.

•                  If a portion of your Eligible Option vested on October 1, 2016 (and you continue to hold them), then, as a result of the Exchange Offer, that portion of the New Option would vest on October 1, 2017.

•                  If a portion of your Eligible Option vested on April 1, 2016 (and you continue to hold them), then, as a result of the Exchange Offer, that portion of the New Option would vest on May 1, 2017 (because of the six month vesting period described above).

•                  If a portion of your Eligible Option vested on April 1, 2015 (and you continue to hold them), then, as a result of the Exchange Offer, that portion of the New Option would vest on May 1, 2017 (because of the six month vesting period described above).

Procedures For Tendering Eligible Options

If you are an Eligible Optionholder, you may tender your Eligible Options at any time before the Expiration Date. If we extend this Exchange Offer beyond that time, you may tender your Eligible Options at any time until the extended Expiration Date.

You may elect to exchange all of your Eligible Options only. You may not elect to exchange only a portion of your Eligible Options.

Proper Tender of Eligible Options

To validly tender your Eligible Options pursuant to this Exchange Offer you must:

•                  remain an Eligible Optionholder through the Expiration Date;

•                  indicate on the Election Form that you accept the Exchange Offer and agree to the terms and conditions of the Exchange Offer;

•                  complete, sign and date the Election Form; and

•                  mail, email or hand deliver (during normal business hours) the completed, signed and dated Election Form to Phoenix New Media at the following address for receipt prior to 5:00 p.m., Beijing time, on November 1, 2016:

Ms. Xiong Na, Compensation and Benefit Senior Manager

16th Floor, Zhongqing Building No, 4 Qiyang Road, Wangjing, Chaoyang District, Beijing, 100102, China

xiongna@ifeng.com

If you miss the above deadline, you will not be permitted to participate in this Exchange Offer.

In addition, you must pay a nominal consideration of HK$1.00 (or foreign currency equivalent) to Phoenix New Media in accordance with the 2008 Plan.

If you choose to return the Election Form by email, you must scan the completed Election Form in its entirety and send it via email to one of the email addresses above.

We cannot accept Election Forms by any other means of delivery other than those means identified above. The method by which you deliver the signed Election Form to Phoenix New Media is at your option and risk and delivery will be effective only when the Election Form is actually received by us. You should allow sufficient time to ensure timely delivery. If we do not receive a valid Election Form from you prior to 5:00 p.m., Beijing time, on November 1, 2016, you will be deemed to have rejected the Offer.

If you need another Election Form or need additional information, please contact Ms. Xiong Na, Compensation and Benefit Senior Manager, at +86 10 60675881 or xiongna@ifeng.com. If you request an Election Form, be sure to allow at least three (3) business days for delivery to you.

Your election to accept or reject the Exchange Offer will become irrevocable upon the receipt and acceptance of the Election Form by Phoenix New Media. Be sure to read your Election Form.

You do not need to return the offer or grant letters relating to your tendered Eligible Options. They will be automatically canceled if we accept your Eligible Options for exchange.

Determination of Validity; Rejection of Eligible Options; Waiver of Defects; No Obligation to Give Notice of Defects

We will, in our sole discretion, determine the number of Shares subject to Eligible Options and all questions as to the form of documents and the validity, form, eligibility, time of receipt, and acceptance of any tender of Eligible Options. Neither Phoenix New Media nor any other person is obligated to give notice of any defects or irregularities in tenders. No tender of Eligible Options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Eligible Optionholder or waived by us. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. This is a one-time offer.

We will strictly enforce this offering period, subject only to any extension of the Expiration Date of the Exchange Offer that we may grant in our sole discretion. We reserve the right, in our sole discretion, to waive any of the conditions of this Exchange Offer, any defect or irregularity in any tender with respect to any particular Eligible Option, or any particular Eligible Optionholder.

Our Acceptance Constitutes an Agreement

Your tender of Eligible Options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this Exchange Offer and will be controlling, absolute and final, subject to our acceptance of your tendered Eligible Options in accordance with “Acceptance of Eligible Options for Exchange; Issuance of New Options.” Our acceptance for exchange of Eligible Options tendered by you pursuant to this Exchange Offer will constitute a binding agreement between Phoenix New Media and you on the terms and subject to the conditions of this Exchange Offer.

Subject to our rights to extend, amend, withdraw and terminate this Exchange Offer in accordance with “Conditions of This Exchange Offer,” we expect to accept and cancel, promptly following the Expiration Date, all properly tendered Eligible Options. We will issue a new grant letter to you setting forth the terms of each New Option issued to you in exchange for your Eligible Options pursuant to this Exchange Offer.

Acceptance of Eligible Options For Exchange; Issuance of New Options

Subject to, and conditioned upon the terms and conditions of this Exchange Offer, we expect to accept for exchange all Eligible Options properly tendered promptly after the scheduled Expiration Date. Once we have accepted Eligible Options tendered by you, your Eligible Options will be canceled and you will no longer have any rights under your Eligible Options. We will issue new grant letters for the New Options as soon as administratively practicable after we accept the tendered Eligible Options, assuming you are still a director, employee or consultant of Phoenix New Media or any of its Eligible Subsidiaries on the Acceptance Date. If this Exchange Offer is extended, then the Acceptance Date will also be extended.

If you have tendered your Eligible Options under this Exchange Offer and your employment or service with Phoenix New Media or any of its Eligible Subsidiaries terminates for any reason before the Expiration Date, you will no longer be eligible to participate in the Exchange Offer and we will not accept your Eligible Options for cancellation. In that case, generally you may exercise your existing options for a limited time after your resignation or termination date to the extent they are vested and in accordance with their terms, but your existing options will cease to be exercisable immediately upon your termination if it is on account of serious misconduct or in accordance with the termination provisions of your employment contract.

Conditions of This Exchange Offer

Notwithstanding any other provision of this Exchange Offer, we will not be required to accept any Eligible Options tendered for exchange, and we may withdraw or terminate this Exchange Offer, or postpone our acceptance and cancellation of any Eligible Options tendered for exchange, if, at any time on or after the date hereof and before the Expiration Date: (1) we are prohibited by applicable securities laws from giving effect to the Exchange Offer; (2) any event or events occur that have resulted or are reasonably likely to result, as determined in our reasonable judgment, in a material adverse change in our business or financial condition; or (3) any event or events occur that have resulted or are reasonably likely to result, as determined in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us. In addition, our Board of Directors retains the authority, in its sole discretion, to extend, amend, withdraw, or terminate this Exchange Offer.

Source and Amount of Consideration

The Eligible Options were granted under our 2008 Plan. Each New Option will also be granted under our 2008 Plan. There are outstanding Eligible Options to purchase an aggregate of 22,076,951 Shares with a weighted average exercise price of US$1.10 per Share, 11,307,588 of which were fully vested. Since this is a one-for-one exchange, if all Eligible Options are tendered in this Exchange Offer, we would issue New Options to purchase an aggregate of 22,076,951 of our Shares.

The 2008 Plan

The purposes of the 2008 Plan are to attract and retain the best available personnel, provide additional incentive to our employees, directors and consultants, and to promote the success of our business. We believe that this purpose is achieved by extending to directors, employees and consultants an added long-term incentive for high levels of performance and unusual efforts through the grant of options.

In 2012, 2014 and 2016, shareholders of Phoenix New Media and its parent company, Phoenix Satellite Television Holdings Limited (“Phoenix TV”) approved refreshments of the total number of Shares which may be issued upon exercise of all options granted under the 2008 Plan. As of October 21, 2016, options to purchase 47,188,135 Shares granted under the 2008 Plan were outstanding and a total of 25,633,526 Shares are available for grant of additional options under the 2008 Plan. In addition, in 2016, shareholders of Phoenix New Media and Phoenix TV also approved the issuance of 22,076,951 Shares which may be issued upon exercise of all New Options that may be granted pursuant to this Exchange Offer.

Plan Administration. Our compensation committee administers the 2008 Plan and determines the participants to receive awards, the type and number of awards to be granted, the terms and conditions of each award grant.

Award Agreements. Awards granted under the 2008 Plan are evidenced by an award agreement (including in the form of an offer or grant letter) that sets forth the terms, conditions and limitations for each award, which may include the term of the award, the provisions applicable in the event of the grantee’s employment or service terminates, and our authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind the award.

Option Exercise. The term of awards granted under the 2008 Plan may not exceed ten years from the date of grant.

Transfer Restrictions. The right of a grantee in an award granted under the 2008 Plan may not be transferred in any manner by the grantee other than by will or the laws of succession and, with limited exceptions, may be exercised during the lifetime of the grantee only by the grantee.

Acceleration upon a Takeover Offer. If a takeover offer for Phoenix New Media becomes unconditional or is approved by the necessary number of shareholders, as the case may be, the vesting of the awards shall be accelerated.

Termination and Amendment. Our board of directors has the authority to amend or terminate the 2008 Plan subject to shareholder approval to the extent necessary to comply with applicable law. In addition, our shareholders may, by ordinary resolution, terminate the 2008 Plan at any time.

Lapse of Awards. An award will lapse if the optionee ceases to be eligible by reason of, among other things, (i) illness, injury, disability or death; (ii) retirement; (iii) voluntary resignation; (iv) termination of employment for serious misconduct; and (v) breach of contract.

Price Range of Our Share

The Eligible Options give Eligible Optionholders the right to acquire our Shares. None of the Eligible Options are traded on any trading market. Our ADSs, each representing eight Shares, are listed on the New York Stock Exchange under the symbol “FENG.” Our Shares are neither listed nor traded.

The following table sets forth information on the price of our Share calculated based on the high and low sale prices of our ADSs, each representing eight Shares, on the New York Stock Exchange during the periods indicated.

	Price of Each Share (calculated by dividing the high or low sale prices of our ADS by eight)
	High	Low
	US$	US$
Annual Highs and Lows
2011	1.73625	0.525
2012	0.975	0.36
2013	1.6725	0.42375
2014	1.6975	0.9275
2015	1.2375	0.48375
Quarterly Highs and Lows
First Quarter 2014	1.6975	1.09375
Second Quarter 2014	1.425	1.08875
Third Quarter 2014	1.41375	1.1625
Fourth Quarter 2014	1.3075	0.9275
First Quarter 2015	1.08375	0.705
Second Quarter 2015	1.2375	0.7
Third Quarter 2015	1.0075	0.48375
Fourth Quarter 2015	0.77375	0.53875
First Quarter 2016	0.7475	0.41375
Second Quarter 2016	0.57	0.43625
Third Quarter 2016	0.50625	0.425
Monthly Highs and Lows
January 2016	0.7475	0.53125
February 2016	0.55625	0.41375
March 2016	0.58125	0.46125
April 2016	0.57	0.49125
May 2016	0.51	0.43625
June 2016	0.49875	0.43875
July 2016	0.50625	0.45
August 2016	0.50125	0.4375
September 2016	0.49	0.425

On October 20, 2016, the last reported sale price of our ADS on the New York Stock Market was US$3.65, representing US$0.45625 per Share. We recommend that you obtain current market quotations for our ADS, among other factors, before deciding whether or not to tender your Eligible Options.

Status of Eligible Options Acquired by Us in This Exchange Offer

Eligible Options that we accept for exchange pursuant to this Exchange Offer will be canceled on the Acceptance Date.

Accounting Consequences of This Exchange Offer

We have adopted Accounting Standards Codification, Compensation-Stock Compensation (ASC 718), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors based on estimated fair values. We adopted the modified prospective method of transition under which prior periods are not restated for comparative purposes. We estimate the fair value of share-based payment awards on the date of grant using the Black-Scholes-Merton pricing model, which is affected by our share price as well as assumptions regarding a number of complex and subjective variables. These variables include our expected share price volatility over the term of the awards, actual and projected employee option exercise behaviors, risk free interest rate and expected dividends. The expected share price volatility is based on the implied volatility from exchange traded options. We base our expected life assumption on our historical experience and on the terms and conditions of the share awards we grant to employees. Risk free interest rates reflect the yield on zero-coupon U.S. Treasury securities. We do not anticipate paying any cash dividends in the foreseeable future and therefore use an expected dividend yield of zero. If factors change, and we employ different assumptions for estimating share-based compensation expense in future periods, or if we decide to use a different valuation model, the future periods may differ significantly from what we have recorded in prior periods and could materially affect our operating income, net income and net income per share. We are also required to estimate forfeitures at the time of grant and revise those estimates in subsequent periods if actual forfeitures differ from those estimates.

Under ASC 718, share-based compensation expense is calculated based upon the fair value of a share award on the date of grant and the cancellation of an award accompanied by the concurrent grant of (or offer to grant) a replacement award is accounted for as a modification of the terms of the canceled award. The incremental compensation expense associated with an option exchange is measured as the excess of the fair value of the replacement award over the fair value of the canceled award, both determined at the modification date. As a result, we will incur a non-cash compensation charge for all Eligible Options that are exchanged for New Options. The compensation charge will be recorded over the vesting periods of the New Options.

The amount of this charge will depend on a number of factors, including:

•                  The number of Share underlying the Eligible Options canceled in the Exchange Offer;

•                  The exercise price per Share of the New Options issued in the Exchange Offer;

•                  The level of participation by Eligible Optionholders in the Exchange Offer;

•                  The market price of the Shares at the end of the Exchange Offer period; and

•                  The price volatility of the Shares at the end of the Exchange Offer period.

Since the last three of these factors cannot be predicted with any certainty at this time and will not be known until the Expiration Date, we cannot predict the exact amount of the charge that will result from the Exchange Offer.

Legal Matters; Regulatory Approvals

We are not aware of any material pending or threatened legal actions or proceedings relating to the Exchange Offer. We are not aware of any margin requirements or anti-trust laws applicable to this Exchange Offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of Eligible Options and issuance of New Options as contemplated by this Exchange Offer or of any approval or other action by any government or governmental, administrative, or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of New Options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will use commercially reasonable efforts to seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this Exchange Offer to accept tendered Eligible Options for exchange and to issue New Options for your Eligible Options would be subject to obtaining any such governmental approval.

Tax Consequences

WE ADVISE ALL ELIGIBLE OPTIONHOLDERS WHO ARE CONSIDERING EXCHANGING THEIR ELIGIBLE OPTIONS TO MEET WITH THEIR OWN TAX ADVISORS ABOUT THE TAX CONSEQUENCES OF PARTICIPATING IN THIS EXCHANGE OFFER.

IN ADDITION, YOU SHOULD BE AWARE THAT THERE MIGHT BE TAX AND SOCIAL INSURANCE CONSEQUENCES THAT MAY APPLY TO YOU. WE STRONGLY RECOMMEND THAT YOU CONSULT WITH YOUR ADVISORS TO DISCUSS THE CONSEQUENCES OF PARTICIPATING IN THIS EXCHANGE OFFER.

Extension of Exchange Offer; Termination; Amendment

We may, from time to time, extend the period of time during which the Exchange Offer is open and delay accepting any Eligible Options tendered to us by providing notice of the extension to Eligible Optionholders by public announcement, oral or written notice. If the Exchange Offer is extended or amended, we will provide appropriate notice of the extension or amendment, as applicable, and the new Expiration Date, if any, no later than 9:00 a.m. Beijing Time on the next business day following the previously scheduled Expiration Date.

If we materially change the terms of this Exchange Offer or the information concerning this Exchange Offer, or if we waive a material condition of this Exchange Offer, we will extend the Exchange Offer to the extent required by applicable laws. In addition, if we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action and keep the Exchange Offer open for at least 10 business days after the date of such notification:

•                  If we increase or decrease the amount of consideration offered for the Eligible Options; or

•                  If we increase or decrease the number of Eligible Options that may be tendered in the Exchange Offer.

Fees and Expenses

We will not pay any fees or commissions to any broker, dealer, or other person for soliciting tenders of Eligible Options pursuant to this Exchange Offer. You will be responsible for any expenses incurred by you in connection with your election to participate in this Exchange Offer, including, any expenses associated with any tax, legal or other advisor consulted or retained by you in connection with this Exchange Offer.

Additional Information

With respect to this Exchange Offer, we have filed with the SEC a Tender Offer/Rights Offering Notification Form on Form CB, as it may be amended, of which this Exchange Offer is a part. We recommend that you review the Form CB, including its exhibits, and the following materials that we have filed with the SEC (other than information in a report on Form 6-K that is “furnished” and not “filed” pursuant to Form 6-K, and, except as may be noted in any such Form 6-K, exhibits filed on such form that are related to such information) before deciding whether to tender your Eligible Options:

•                  Our Annual Report on Form 20-F for the year ended December 31, 2015, filed with the SEC on April 28, 2016;

•                  Our press release dated August 10, 2016 (Beijing time) that reported our second quarter 2016 unaudited financial results furnished to the SEC under the cover of Form 6-K on August 9, 2016 (New York time); and

•                  The description of our Shares and ADSs contained in our Registration Statement on Form 8-A (File No. 001-35158) filed with the SEC on April 28, 2011, which incorporates by reference from our Registration Statement on Form F-1 (File No. 333-173666) relating to such securities, originally filed with the SEC on April 21, 2011, as amended, the description of our Shares and ADSs included under the headings “Description of Share Capital” and “Description of American Depositary Shares.”

These filings, our other annual and current reports, and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at www.sec.gov.

Our Internet address is www.ifeng.com and the investor relations section of our website is located at ir.ifeng.com. We make available free of charge, on or through the investor relations section of our website, annual reports on Form 20-F, current reports on Form 6-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not part of this Exchange Offer.

Phoenix New Media hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Exchange Offer is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this Exchange Offer, other than exhibits to such documents. Requests for such copies should be directed to us, at the following address:

Phoenix New Media Limited
Sinolight Plaza, Floor 16
No. 4 Qiyang Road
Wangjing, Chaoyang District
Beijing 100102
People’s Republic of China

The information about us contained in this Exchange Offer should be read together with the information contained in the documents to which we have referred you.

Miscellaneous

We are not aware of any jurisdiction where the making of this Exchange Offer violates applicable law. If we become aware of any jurisdiction where the making of this Exchange Offer violates applicable law, we will make a commercially reasonable good faith effort to comply with such law. If, after such commercially reasonable good faith effort, we cannot comply with such law, this Exchange Offer will not be made to, nor will tenders be accepted from or on behalf of, Eligible Optionholders residing in such jurisdiction.

We cannot guarantee that, subsequent to the Expiration Date, the per Share price of our Shares calculated based on the market price of our ADSs will be greater than the exercise price of the New Options. We encourage you to review the section of this document entitled “Risk Factors” and the risk factors contained in our Annual Report on Form 20-F for the year ended December 31, 2015 before you decide whether to participate in this Exchange Offer.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THIS EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Phoenix New Media Limited

/s/ Shuang Liu
Name: Shuang Liu
Title: Chief Executive Officer, Director
October 21, 2016